Exhibit 99.2

The table below provides a reconciliation of operating cash flow on a managerial basis, which is not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP), to its most comparable GAAP financial measure.

Management believes this non-GAAP financial measure provides meaningful supplemental information regarding GM’s operating results because it excludes certain amounts that GM management does not consider part of operating results and includes certain amounts that GM management does consider part of operating results when assessing and measuring the operational and financial performance of the organization. GM believes this non-GAAP financial measure is useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While GM believes that this non-GAAP financial measure provides useful supplemental information, there are limitations associated with the use of this non-GAAP financial measure. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using this non-GAAP financial measure as a supplement to GAAP financial measures and by providing a reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure in the table below.

Table – Reconciliation of Operating Cash Flow Presented in Accordance with GAAP to Operating Cash Flow on a Managerial Basis (Dollars in Billions)

Cumulative Total (a)
Total Operating Cash Flow (GAAP) (b)	$(43.6)
GMAC-related Cash Flows	34.3
Capital Expenditures (c)	(32.0)
VEBA Withdrawals	(11.4)
Cash Restructuring Costs including Delphi-related Cash Flows	10.6
Other	0.5

Total Operating Cash Flow (Managerial)	$(41.6)

(a)	Total operating cash flows for the periods ended December 31, 2005 through the three months ended March 31, 2009
(b)	Cumulative consolidated Net cash used in continuing operating activities
(c)	Excludes GMAC-related capital expenditures